UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2015

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4520 East-West Highway, 3rd Floor Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2015, Sucampo Pharmaceuticals, Inc. (the Company) and Four Irvington Centre Associates, LLC entered into a Lease Agreement for the Company's new corporate headquarters located at Four Irvington Centre, located at 805 King Farm Boulevard in Rockville, Maryland (the Lease). The property subject to the Lease is a 24,244 square foot facility and the Company will be occupying the space for approximately $739,000 in annual rent, subject to annual increases over the term of the Lease, and excluding the Company's pro rata share of certain real property taxes, operating expenses, common area maintenance expenses and allowances for tenant improvements.

The Lease has an initial term of 11 years and 7 months, commencing on December 1, 2015 (the Commencement Date). The Company has the option to extend the Lease for one period of five (5) years, and may terminate the Lease at the earliest effective as of the seventh (7th) anniversary of the Commencement Date, upon the payment of certain termination costs. The Lease contains customary provisions allowing the landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of the Company. The Company has the ability to elect to expand the leased premises to include additional space at the new location by written election no later than January 1, 2020.

On May 6, 2015, the Company's affiliate, Sucampo AG, and Harbin Gloria Pharmaceuticals Co., Ltd. (Gloria) executed a License, Development, Commercialization and Supply Agreement for the People's Republic of China for AMITIZA® (lubiprostone) (the Gloria Agreement). Under the terms of the Gloria Agreement, the Company will receive an upfront payment of $1.5 million from Gloria consisting of $1 million within 30 days of signing the Gloria Agreement and $500,000 within 30 days of an investigational new drug approval in China. The Company will also be eligible for an additional milestone payment upon the achievement of an additional regulatory or commercial milestone event. Gloria will be responsible for and bear the cost of all development, commercialization and regulatory activities. The Company will supply AMITIZA to Gloria at a negotiated supply price. The Gloria Agreement is effective until the thirteenth (13th) anniversary of the effective date and will automatically renew for successive three (3) year periods unless terminated upon one (1) years' prior written notice by one of the parties.

On May 11, 2015, the Company issued a press release announcing the execution of the Gloria Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release issued by the Company on May 11, 2015.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sucampo Pharmaceuticals, Inc.

Date:	May 11, 2015	By:	/s/ ANDREW P. SMITH
			Name:	Andrew P. Smith
			Title:	Chief Financial Officer

Exhibit Index

99.1 Press Release issued by the Company on May 11, 2015.